EXHIBIT 10.1

November 14, 2017

Mr. Stuart Blau

Dear Stuart:

On behalf of GTJ REIT, Inc. (“GTJ”), I am pleased to confirm our offer of employment as Chief Financial Officer.  We are excited at the prospect of you joining our company, and expect that your involvement with GTJ will provide you the challenges and opportunity for financial, personal and professional growth that are commensurate with your skills, experience and management expertise.  This offer of employment is contingent upon the successful completion of our background screening process.

Your compensation package will consist of these elements:

1.	Base Pay-Your base pay of Three Hundred Thousand ($300,000) Dollars per annum is subject to annual review and will be earned and paid every other week, subject to standard withholdings.
2.	Bonus-You will be eligible to receive an annual discretionary performance bonus based on an evaluation of your performance and the Company’s profitability.
3.	The GTJ Benefit Program:
a.

You will be entitled to the benefit program of GTJ, subject to the policies governing such matters.  The benefit program currently includes medical, life, and 401(k) plan which includes a safe harbor company matching feature.

4.	Vacation-You will be entitled to a total of 15 days.
5.

Professional Dues/CPE Credits-GTJ will pay for the cost of the various courses you are required to complete in order to maintain your professional CPA status and related CPA association fees.  All courses/fees must be approved by the Chief Executive Officer or President.

You represent and covenant to GTJ that you are not subject to any non-compete, non-solicitation or similar agreements that would affect or are potentially relevant to your ability to perform your role with GTJ as Chief Financial Officer. You also represent to GTJ that you will not engage in any business activity or interests outside of GTJ without prior written consent.

Your term of employment is “employment at-will” and may be terminated by you or GTJ at any time for any reason.  Your employment is subject to the benefits, terms and conditions contained within the GTJ Employee Manual.  Nothing contained in this letter

60 Hempstead Avenue, Suite 718, West Hempstead, NY 11552 Tel: 516.693.5500 Fax: 516.693.5501 www.gtjreit.com should be construed to create a contract of employment or to guarantee employment for any period of time.

You agree to execute appropriate paperwork so that a background check may be conducted prior to the commencement of your employment.  The background check will include due diligence typical for a chief financial officer level position.

Confidentiality and Non-Disclosure:

During your employment with GTJ, you will be subject to its Code of Business Conduct and Ethics and to the Policy on Insider Trading.

During your employment with GTJ, you may have access to non-public information concerning the company’s operation, financial data, statistical data, strategic business plans, customer lists and information, marketing plans, trade secrets and other non-public proprietary and confidential information concerning GTJ, its affiliates and customers (“Confidential Information”).  Confidential Information includes all non-public information that might be of use to competitors or harmful to GTJ or its customers, if disclosed.  You must maintain the confidentiality of all such information, except when disclosure is authorized or legally mandated.  Your obligation to treat such information as confidential does not end when you leave GTJ.  In the event of termination of your employment for any reason you will promptly deliver all GTJ and its affiliates’ materials, property, documents, data and any other Confidential Information of GTJ and its affiliates in your possession to GTJ.  You must not disclose Confidential Information to a new employer or to others after leaving employment with GTJ.

We hope you will be able to undertake these responsibilities as soon as possible but in any event on or before November 14, 2017.

If this Agreement meets with your approval, please sign below and return (via fax or mail) the original to me as soon as you can.

Very truly yours,

/s/ Paul Cooper

Paul Cooper

THE FOREGOING IS AGREED TO AND ACCEPTED:

/s/ Stuart Blau

Stuart Blau

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